State of Delaware
Secretary of State
Division of Corporations
Delivered 04:58 PM 03/13/2008
FILED 04:58 PM 03/13/2008
SRV 080315992 - 4518742 FILE

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

- **First:** The name of this Corporation is Triangle Alternative Network Incorporated.
- **Second:** Its registered office in the State of Delaware is to be located at 1201 Orange #600 Street, in the City of Wilmington County of New Castle Zip Code 19899. The registered agent in charge thereof is Incorp Services, Inc.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- **Fourth:** The amount of the total stock of this corporation is authorized to issue is 15000000 shares (number of authorized shares) with a par value of 0.0050000000 per share.
- **Fifth:** The name and mailing address of the incorporator are as follows:
  Name Triangle Alternative Network, LLC
  Mailing Address 13575 58th Street North
  Clearwater Florida Zip Code 33760
- **I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 13 day of March, A.D. 20 08.

Triangle Alternative Network, LLC

BY: [signature], Chief Financial Officer

NAME: Rick Kizel
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